World Headquarters 14901 S. Orange Blossom Trail Orlando, FL 32837 Mailing Address: Post Office Box 2353 Orlando, FL 32802-2353

Contact: Nicole Decker	407-826-4560

Tupperware Brands Reports Fourth Quarter 2009 Results Significantly Ahead of Guidance,
Raises 2010 Outlook and Announces $200 Million Increase to its Stock Repurchase Authorization

•	Fourth Quarter Sales up 10% in local currency, versus October guidance of up 6 to 8%, and up 20% over last year reported

•
Fourth Quarter GAAP diluted E.P.S. $1.31, up 25% over last year; excluding certain items impacting comparability*, diluted E.P.S. $1.22, versus October guidance range of 98 cents to $1.03, up 36% over last year **

•	Full Year GAAP diluted E.P.S. $2.75, up 8% over last year; excluding certain items impacting comparability*, diluted E.P.S $3.08, up 15% over last year **

•	Stock repurchase authorization increased to $350 million from $150 million and term extended to February 1, 2015

Orlando, Fla., February 1, 2010 – (NYSE: TUP) Tupperware Brands Corporation today reported fourth quarter 2009 sales and profit.  Fourth quarter 2009 sales increased in local currency by 10% versus 2008, before a positive impact from foreign exchange rates of 10%.  This resulted in GAAP sales that were 20% above the fourth quarter of 2008.

Chairman and CEO, Rick Goings commented, “We are pleased to have finished the year with another strong quarter of local currency sales growth, which was above the high end of the guidance given in October.  All five segments delivered top line growth in local currency. Our emerging markets, which comprised 51% of total sales in the quarter, were up 20% in local currency, continuing the significant improvement in the trend as we’ve moved through the year.  There were a significant number of markets with double digit increases, including Tupperware Brazil, India, Indonesia, Malaysia, Mexico, Russia, South Africa, Turkey and Venezuela.  The established markets were up 1% in local currency, which included strong increases by Tupperware Australia and Austria, as well as France which had record sales in the quarter that were 33% higher in local currency compared with 2008. Tupperware Japan and BeautiControl continued to have disappointing results.”

“We had a strong close to 2009, as our management teams continued to focus on the fundamentals that drive our business.  The heavy lifting of contemporizing our business model is resulting in enhanced performance.  We were able to achieve 16% local currency diluted earnings per share growth, excluding items impacting comparability, and ended the quarter with a 6% advantage in our total sales force.  We’ll look to leverage our larger sales force and strong business models in 2010,” said Rick Goings.
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Diluted GAAP earnings per share of $1.31 for the fourth quarter of 2009 was up 26 cents versus last year.  The 2009 fourth quarter included net positive 9 cents from items impacting comparability*, while 2008 had net positive 15 cents from those items.**  There was also a positive 15 cent impact versus 2008 from stronger foreign currencies.

Adjusted diluted earnings per share of $1.22 in the quarter was 19 cents better than the high end of the guidance range given in October.  This was up 32 cents, or 36% versus the prior year.  Excluding the 15 cent positive impact of currency on the comparison, adjusted diluted earnings per share increased by 16%.  The increase came from the contribution margin on higher sales, lower resin costs and more efficient promotional spending in some units, which was in part offset by investment in brand building and other sales enhancing investments, along with higher unallocated corporate expenses and a higher income tax rate. The fourth quarter included $3.5 million of pretax cost recorded when the year end balance sheet in Venezuela was translated for the first time at the “parallel” exchange rate available in that market.  The Company had previously indicated that it would incur $8 million of cost in the fourth quarter of 2009 to convert cash in Venezuela at this exchange rate, but it did not do so.

Tupperware Brands will conduct a conference call tomorrow, Tuesday February 2, at 10:00 am Eastern time.  The conference call will be webcast and archived along with a copy of this news release on www.tupperwarebrands.com.

Fourth Quarter Segment Highlights*

Tupperware Segments

In Europe, fourth quarter sales were up 12% versus prior year in local currency (up 26% reported), continuing the trend of increasing sales growth every quarter in 2009.  Established markets were up 6% compared to last year in local currency (up 21% reported) led by a 33% increase in France, as well as a high teen increase in Austria.  The German business made progress on shrinking its salesforce deficit, and had a slight decrease in local currency sales versus 2008.  The emerging markets were up 25% in local currency (up 36% reported).  Growth came primarily from strong double digit increases in Tupperware Russia, South Africa and Turkey, as well as Avroy Shlain, one of the beauty businesses in South Africa.  For Europe overall, pre-tax operating profit was up 31% versus prior year in local currency (up 48% reported).  Total sales force in the segment was up 15% at the end of the fourth quarter.

Asia Pacific continued double digit sales growth with a 14% increase in local currency sales (up 29% reported) in the quarter.  Emerging markets were up 27% in local currency (up 40% reported).  Indonesia accounted for the majority of the growth, with a local currency sales increase of 87% in the quarter (up 129% reported).  Tupperware India and Malaysia/Singapore were up strongly versus the prior year, partially offset by a low double digit decrease in China.  The established markets were down 1% versus prior year in local currency (up 16% reported) from low double digit growth in Tupperware Australia offset by low double digit decreases in both businesses in Japan.  Profit was up 24% in local currency (up 45% reported).  Total sales force was up 25% at the end of the fourth quarter.

Tupperware North America sales were up 6% in local currency (up 8% reported) versus prior year, mainly from a double digit increase in Mexico, reflecting growth in the core business along with higher business to business sales in the quarter.  Sales in the United States and Canada were down slightly for the quarter, after being up in the second and third quarters of 2009.  Profit for the segment was up 55% in local currency (up 57% reported).  The total sales force size at the end of December was up 6%.
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Beauty Segments

Beauty North America sales were up 2% in local currency (up 3% reported) reflecting an increase by Fuller Mexico, partially offset by a decrease by BeautiControl.  BeautiControl implemented a new sales force compensation plan at the beginning of 2010 that better aligns the earning opportunity for the sales force with the focus on selling through spa parties and recruiting.  The segment’s profit in the quarter increased 26% in local currency (up 30% reported) reflecting better value chain performance by both units.  The total sales force size at the end of the quarter was down 8%, with both units contributing to the decreases.

Beauty Other sales were up 15% in local currency (up 28% reported), with most of the increase coming from Tupperware Brazil and Venezuela, although Nutrimetics France and Nuvo Uruguay had double digit increases as well.  Fourth quarter reported profit grew from $3.2 million in 2008 to $7.5 million in 2009 primarily from the contribution margin associated with the higher local currency sales, along with value chain improvement in Brazil that included not having the loss that was incurred in 2008 by the separate Brazilian beauty business.  There was also less amortization expense from purchase accounting intangible assets in 2009 than in 2008.  Included in the segment’s results was the $3.5 million cost recorded from translating the year end balance sheet of Venezuela at the “parallel” exchange rate.  The total sales force size advantage for the segment at year end 2009 was 2%.

Full Year 2009 Results**

Full year company sales grew 6% in local currency (down 2% reported).  Businesses operating in emerging markets, comprising 51% of total company sales grew 14% in local currency (even with last year reported) led by Tupperware Brazil, Indonesia, Malaysia, Mexico, Russia, South Africa, and Venezuela, while sales in China decreased.  The rest of the businesses that operate in established markets were down 1% in local currency (down 4% reported) with notable increases by Tupperware Austria and France, and decreases by BeautiControl and Germany.  The Tupperware brand segments grew 8% in local currency (up 1% reported) and the Beauty brand segments were up 3% in local currency (down 7% reported).

The total sales force was up 6% at the end of December and active sellers for the year were even with 2008.  Profit from the operating segments rose 34% in local currency (up 22% reported), including double-digit improvements in all three Tupperware segments, a high single digit improvement by  Beauty North America and $19.7 million in profit by the Beauty Other segment versus a $5.0 million loss in 2008.  Diluted earnings per share was $2.75, up 25% in local currency (up 8% reported).  Excluding certain adjustment items, diluted earnings per share was $3.08, up 32% in local currency (up 15% in dollars).

Full Year 2010 Outlook

The outlook for full year local currency sales growth remains at up 6 to 8%, and with a 1% benefit from foreign exchange is an increase of 7 to 9% on a reported basis.  The local currency increase foreseen for units operating in emerging markets is 12 to 14%, and the increase for units operating in established markets is 1 to 2%.

The diluted earnings per share guidance is raised 8 cents from what was provided in October 2009 to a GAAP range of $3.25 to $3.35, with negative 16 cents from items impacting comparability.  Excluding these items, diluted earnings per share is forecast to be $3.41 to $3.51 (see detail in the Non-GAAP Financial Measures Outlook Reconciliation schedule), which would represent a local currency increase of 9 to 12% versus 2009.  The 8 cent increase from the previous guidance reflects the 19 cents 2009 actual results exceeded the 2009 guidance provided in October, offset in part by weaker foreign currencies since last October, particularly the euro. The positive impact, based on current exchange rates, on the comparison of 2010 earnings per share with 2009 is now 5 cents.  There is no impact to the previous 2010 guidance from Venezuela, as the lower 2010 value of Venezuela’s earnings from beginning in 2010 to use the parallel rate, is about offset by not incurring 2009 foreign exchange losses of $8.4 million.
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Unallocated corporate expense for 2010 is expected to be about $50 million and net interest expense is expected to be about $27 million.  At the high end of the sales and earnings per share range, excluding items impacting comparability, this would result in a 2010 pre-tax return on sales of 12.9% versus 2009 actual of 12.1%, along with a tax rate of 25.0% versus 23.5% in 2009.

First Quarter 2010 Outlook

The first quarter sales outlook is for an increase of 8 to 10% in local currency.  Including a positive impact from exchange rates of 9%, sales in dollars are expected to increase by 17 to 19%.  GAAP diluted earnings per share is expected to be 51 to 56 cents, with a negative 4 cent impact from items impacting comparability.  Excluding these items, diluted earnings per share is forecast to be 55 to 60 cents.  This compares with GAAP diluted earnings per share of 41 cents last year and 45 cents excluding certain items, indicating a 22% local currency increase in pretax profit at the high end of the range.  The guidance reflects a positive impact on the comparison of 7 cents from stronger foreign currencies.

Rick Goings, Chairman and CEO, commented, “When the world seemed to stop at the beginning of 2009, our management teams didn’t panic.  Instead of going into cutback mode we introduced vigilance plans to take a proactive stance against the uncertainty of the year. We were pleased to see improvements in our results every quarter during 2009.  Our continued focus on differentiated products, dynamic selling situations and compelling earning opportunities is paying off.”

“In 2010 we will work to continue the momentum we’ve seen in our markets with dynamic sales growth.  The tremendous progress we achieved in 2009 at Tupperware Brazil, France, Indonesia and South Africa illustrates how well our business models can work in both emerging and established markets.  We will continue to apply what we’ve learned from our success stories and years of experience in direct selling to our other markets that are not growing as fast as we would like and where we’re not profitable enough.  I believe management’s most important job is sustainability of the enterprise, and we will build off our larger sales force and strong business models in 2010 and beyond,” said Rick Goings.

Share Repurchases

The Company’s board today increased the Company’s share repurchase authorization by $200 million to $350 million, and extended the term of the program to February 1, 2015.  Repurchases are expected to be made using proceeds from stock option exercises and cash generated by the business to offset dilution associated with the Company’s equity incentive plans.  The goal of the program is to keep the number of shares outstanding at approximately 63 million.  The Company had 63,054,627 shares outstanding at the end of its 2009 fiscal year.  Since May 2007 to date, the Company has repurchased 3.8 million shares for $141.3 million, including the repurchase of 1.1 million shares for $50.6 million in the fourth quarter of 2009.

* See Non-GAAP Financial Measures Reconciliation Schedule.

** 2008 Basic and Diluted earnings per share has been recast to conform to new earnings per share accounting guidance adopted in the first quarter of 2009.  This reduced 2008 fourth quarter and full year diluted earnings per share by $0.01 versus the originally reported amounts.
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Tupperware Brands Corporation is a portfolio of global direct selling companies, selling innovative, premium products across multiple brands and categories through an independent sales force of 2.4 million.  Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products for consumers through the Armand Dupree, Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics, Nuvo and Swissgarde brands.

The Company’s stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook", “expects” or "target" are forward-looking statements.  These statements involve risks and uncertainties which include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, governmental approvals for use in food containers of materials such as polycarbonate, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's most recent periodic report as filed in accordance with the Securities Exchange Act of 1934.  The Company does not intend to update forward-looking information other than through its quarterly earnings releases unless it expects diluted earnings per share for the current quarter, excluding adjustment items and the impact of changes in foreign exchange rates, to be significantly below its previous guidance.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers’ understanding of the Company's results of operations. The adjustment items materially impact the comparability of the Company’s results of operations. The adjusted information is intended to be more indicative of Tupperware Brands’ primary operations, and to assist readers in evaluating performance and analyzing trends across periods.

The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements; re-engineering costs; purchase accounting intangible asset amortization; and purchase accounting intangible asset and goodwill impairment costs.  While the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of the Company’s primary business operations.  Additionally, gains recognized in any given period are not indicative of gains which may be recognized in any particular future period.   For this reason, these gains are excluded as indicated.  Further, the Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across quarters.  Also, the Company periodically records exit costs accounted for using the applicable accounting guidance for exit or disposal cost obligations and other amounts related to rationalizing manufacturing and other restructuring activities, and believe these amounts are similarly volatile and impact the comparability of earnings across quarters.  Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a more useful measure for analysis and predictive purposes.

The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of independent sales forces recorded in connection with the Company’s December 2005 acquisition of the direct selling businesses of Sara Lee Corporation.  The amortization expense related to these assets will continue for several years; however, based on the Company’s current estimates, this amortization will decline as the years progress.  Similarly in connection with its evaluation of the carrying value of acquired intangible assets and goodwill in the second quarters of 2009 and 2008, the Company recognized impairment charges.  The Company believes that these types of non-cash charges will not be representative in any single year of amounts recorded in prior years or expected to be recorded in future years.  Therefore, they are excluded from indicated financial information to also provide a more useful measure for analysis and predictive purposes.
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Included on the Company’s website at http://ir.tupperwarebrands.com/history.cfm is information detailing the calculation of the Company’s financial covenants for the most recent period, under its Credit Agreement dated September 28, 2007.

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TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	Dec 26,	Dec 27,	Dec 26,	Dec 27,
(In millions, except per share data)	2009	2008	2009	2008

Net sales	$626.0	$521.7	$2,127.5	$2,161.8
Cost of products sold	210.1	183.9	718.5	764.1
Gross margin	415.9	337.8	1,409.0	1,397.7

Delivery, sales and administrative expense	301.7	261.6	1,119.1	1,161.0
Re-engineering and impairment charges	1.5	2.1	8.0	9.0
Impairment of goodwill and intangible assets	-	-	28.1	9.0
Gains on disposal of assets including insurance recoveries	11.8	22.1	21.9	24.9
Operating income	124.5	96.2	275.7	243.6

Interest income	0.3	1.0	2.9	4.8
Interest expense	7.8	12.6	31.6	41.7
Other expense	3.5	1.0	9.9	4.8
Income before income taxes	113.5	83.6	237.1	201.9
Provision for income taxes	29.4	17.8	62.0	40.5
Net income	$84.1	$65.8	$175.1	$161.4

Net income per common share:

Basic earnings per share:	$1.34	$1.06	$2.80	$2.61

Diluted earnings per share:	$1.31	$1.05	$2.75	$2.55

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(Amounts in millions, except per share)

	13 Weeks	13 Weeks				52 Weeks	52 Weeks
	Ended	Ended	Reported	Restated	Foreign	Ended	Ended	Reported	Restated	Foreign
	Dec 26,	Dec 27,	%	%	Exchange	Dec 26,	Dec 27,	%	%	Exchange
	2009	2008	Inc (Dec)	Inc (Dec)	Impact *	2009	2008	Inc (Dec)	Inc (Dec)	Impact *

Net Sales:
Europe	$234.8	$186.9	26	12	$23.3	$749.6	$769.6	(3)	5	$(56.8)
Asia Pacific	118.8	92.0	29	14	12.5	385.0	336.1	15	15	(1.6)
TW North America	75.0	69.5	8	6	1.5	292.3	303.3	(4)	4	(23.2)
Beauty North America	103.9	100.5	3	2	1.9	391.6	460.7	(15)	(3)	(57.6)
Beauty Other	93.5	72.8	28	15	8.4	309.0	292.1	6	13	(18.3)

	$626.0	$521.7	20	10	$47.6	$2,127.5	$2,161.8	(2)	6	$(157.5)

Segment profit (loss):
Europe	$62.6	$42.3	48	31	$5.4	$143.3	$123.8	16	25	$(9.2)
Asia Pacific	28.3	19.6	45	24	3.3	78.6	64.7	22	26	(2.2)
TW North America	13.5	8.6	57	55	0.1	38.1	27.7	37	52	(2.7)
Beauty North America	15.4	11.9	30	26	0.4	52.2	60.5	(14)	8	(12.1)
Beauty Other	7.5	3.2	+	70	1.2	19.7	(5.0)	+	+	2.3

	127.3	85.6	49	33	$10.4	331.9	271.7	22	34	$(23.9)

Unallocated expenses	(16.6)	(10.4)	58	69	0.7	(51.9)	(39.8)	30	19	(3.7)
Gains on disposal of assets including insurance recoveries	11.8	22.1	(46)	(46)	-	21.9	24.9	(12)	(12)	-
Re-engineering and impairment charges	(1.5)	(2.1)	(27)	(27)	-	(8.0)	(9.0)	(11)	(11)	-
Impairment of goodwill and intangible assets	-	-	-	-	-	(28.1)	(9.0)	+	+	-
Interest expense, net	(7.5)	(11.6)	(35)	(35)	-	(28.7)	(36.9)	(22)	(22)	-

Income before taxes	113.5	83.6	36	20	11.1	237.1	201.9	17	36	(27.6)
Provision for income taxes	29.4	17.8	66	51	1.7	62.0	40.5	53	75	(5.0)

Net income	$84.1	$65.8	28	12	9.4	$175.1	$161.4	8	26	(22.6)

Net income per common share (diluted)	$1.31	$1.05	25	9	0.15	$2.75	$2.55	8	25	(0.35)

Weighted Average number of diluted shares	64.3	62.2				63.4	63.0

*  2009 actual compared with 2008 translated at 2009 exchange rates.

TUPPERWARE BRANDS CORPORATION
RECONCILIATION
(In millions except per share data)
	13 Weeks Ended Dec 26, 2009				13 Weeks Ended Dec 27, 2008
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit (loss)
Europe	$62.6	$0.1	a	$62.7	$42.3	$0.1	a	$42.4
Asia Pacific	28.3	0.3	a	28.6	19.6	0.4	a	20.0
TW North America	13.5	-		13.5	8.6	-		8.6
Beauty North America	15.4	0.5	a	15.9	11.9	0.7	a	12.6
Beauty Other	7.5	0.4	a	7.9	3.2	1.8	a, c	5.0
	127.3	1.3		128.6	85.6	3.0		88.6

Unallocated expenses	(16.6)	-		(16.6)	(10.4)	-		(10.4)
Gains on disposal of assets including insurance recoveries	11.8	(11.8	) b	-	22.1	(22.1	) b	-
Re-eng and impairment chgs	(1.5)	1.5	c	-	(2.1)	2.1	c	-
Impairment of goodwill and intangible assets	-	-	d	-	-	-	d	-
Interest expense, net	(7.5)	-		(7.5)	(11.6)	-		(11.6)
Income before taxes	113.5	(9.0)		104.5	83.6	(17.0)		66.6
Provision for income taxes	29.4	(3.3	) e	26.1	17.8	(7.6	) e	10.2
Net income	$84.1	$(5.7)		$78.4	$65.8	$(9.4)		$56.4

Net income per common share (diluted)	$1.31	$(0.09)		$1.22	$1.05	$(0.15)		$0.90

	52 Weeks Ended Dec 26, 2009				52 Weeks Ended Dec 27, 2008
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit (loss)
Europe	$143.3	$0.3	a	$143.6	$123.8	$0.5	a	$124.3
Asia Pacific	78.6	1.2	a	79.8	64.7	1.5	a	66.2
TW North America	38.1	-		38.1	27.7	-		27.7
Beauty North America	52.2	2.0	a	54.2	60.5	3.7	a	64.2
Beauty Other	19.7	1.6	a	21.3	(5.0)	6.2	a, c	1.2
	331.9	5.1		337.0	271.7	11.9		283.6

Unallocated expenses	(51.9)	-		(51.9)	(39.8)	-		(39.8)
Gains on disposal of assets including insurance recoveries	21.9	(21.9	) b	-	24.9	(24.9	) b	-
Re-eng and impairment chgs	(8.0)	8.0	c	-	(9.0)	9.0	c	-
Impairment of goodwill and intangible assets	(28.1)	28.1	d	-	(9.0)	9.0	d	-
Interest expense, net	(28.7)	-		(28.7)	(36.9)	-		(36.9)
Income before taxes	237.1	19.3		256.4	201.9	5.0		206.9
Provision for income taxes	62.0	(1.7	) e	60.3	40.5	(3.3	) e	37.2
Net income	$175.1	$21.0		$196.1	$161.4	$8.3		$169.7

Net income per common share (diluted)	$2.75	$0.33		$3.08	$2.55	$0.13		$2.68

(a)  Amortization of intangibles of acquired beauty units.

(b) Gain on disposal of assets of $21.9 million in 2009 includes $8.9 million in insurance recoveries related to the 2007 fire in South Carolina and $2.9 million related to the sale of property in Australia in the fourth quarter. The 2009 full year amount also includes $10.1 million in insurance recoveries in the second quarter related to the South Carolina fire. Gain on disposal of assets including insurance recoveries of $24.9 million in full year 2008, includes $22.2 million for insurance recoveries in the fourth quarter related to the 2007 fire, along with smaller insurance recoveries and costs related to disposing of an asset, netting to $0.1 million of expense. The 2008 full year amount also includes $2.2 million for the sale of land held for development near the Company's Orlando, Florida headquarters (Land Sales) and $0.6 million for another insurance recovery.

(c) Full year 2009 expense of $8.0 million includes $0.7 million for the relocation of the BeautiControl and China manufacturing facilities and a new facility in India, of which $0.3 million was in the fourth quarter; $5.2 million related to severance costs incurred to reduce headcount in the Company's operations in France, BeautiControl, Mexico, Japan and Australia, of which $1.0 million was in the fourth quarter; and $2.1 million of impairment charges for obsolete software and equipment and the write off of beauty manufacturing assets in Brazil, of which $0.2 million was in the fourth quarter. Full year 2008 expense of $9.0 million includes $1.2 million in the fourth quarter for asset impairments and severance related to the decision to begin selling beauty products in Brazil through the Tupperware sales force and cease operating the beauty business in Brazil; $0.9 million of impairment charges for obsolete software and equipment in the South Africa beauty business, as well as various machinery and equipment in other manufacturing units, of which $0.1 million was incurred in the fourth quarter; $0.8 million related to the relocation of the Company's Belgium and BeautiControl manufacturing facilities, of which $0.1 million was incurred in the fourth quarter; and $6.1 million related to severance costs incurred to reduce headcount in the Company's operations in Germany, BeautiControl and France operations, of which $0.7 million was incurred in the fourth quarter.

(d) The Company reviewed the value of the intangible assets of its acquired beauty businesses. As a result of these reviews, the intangibles of Nutrimetics, Avroy Shlain, and NaturCare were deemed to be impaired in 2009, resulting in a non-cash impairment charge of $28.1 million. In 2008, there was a $9.0 million non-cash impairment charge for the trade names of Nutrimetics and NaturCare.

(e)  Provision for income taxes represents the net tax impact of adjusted amounts, which is calculated by using the tax rates for the countries affected by the adjustments.

See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	Dec. 26,	Dec. 27,
(In millions)	2009	2008

Assets

Cash and cash equivalents	$112.4	$124.8
Other current assets	567.6	579.0
Total current assets	680.0	703.8

Property, plant and equipment, net	254.6	245.4

Other assets	921.9	866.4

Total assets	$1,856.5	$1,815.6

Liabilities and Shareholders' Equity

Short-term borrowings and current portion of long-term debt	$1.9	$3.8
Accounts payable and other current liabilities	449.7	447.7

Total current liabilities	451.6	451.5

Long-term debt	426.2	567.4

Other liabilities	339.4	322.7

Total shareholders' equity	639.3	474.0

Total liabilities and shareholders' equity	$1,856.5	$1,815.6

Total Debt to Total Capital Ratio 40%
Total Capital is defined as total debt plus shareholders' equity

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	Year Ended	Year Ended
	December 26,	December 27,
(In millions)	2009	2008

OPERATING ACTIVITIES
Net cash provided by operating activities	$250.9	$131.0

INVESTING ACTIVITIES
Capital expenditures	(46.4)	(54.4)
Proceeds from disposal of property, plant & equipment	8.8	6.5
Proceeds from insurance settlements	10.7	8.8

Net cash used in investing activities	(26.9)	(39.1)

FINANCING ACTIVITIES
Dividend payments to shareholders	(55.0)	(54.4)
Payments to acquire treasury stock	(83.2)	(22.7)
Repayment of long-term debt and capital lease obligations	(141.8)	(21.5)
Net change in short-term debt	(1.9)	(2.5)
Proceeds from exercise of stock options	39.4	24.6
Other, net	14.7	10.0

Net cash used in financing activities	(227.8)	(66.5)

Effect of exchange rate changes on cash and cash equivalents	(8.6)	(3.3)

Net change in cash and cash equivalents	(12.4)	22.1

Cash and cash equivalents at beginning of year	124.8	102.7

Cash and cash equivalents at end of period	$112.4	$124.8

TUPPERWARE BRANDS CORPORATION
SUPPLEMENTAL INFORMATION
Fourth Quarter Ended December 26, 2009

Sales Force Statistics (a):
Segment	AVG. ACTIVE	% CHG.	TOTAL	% CHG.
Europe	106,645	6	573,021	15
Asia Pacific	62,419	32	437,841	25
TW North America	86,382	14	263,182	6
Tupperware	255,446	14	1,274,044	16

Beauty North America	326,251	(4)	570,162	(8)
Beauty Other	232,137	(4)	569,669	2
Beauty	558,388	(4)	1,139,831	(3)

Total	813,834	1	2,413,875	6

(a)	As collected by the Company and provided by distributors and sales force.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
February 1, 2010

($ in millions, except per share amounts)

	First Quarter	First Quarter
	2009 Actual	2010 Outlook
		Range
		Low	High

Income before income taxes	$32.3	$43.4	$47.8

% change from prior year		34%	48%

Income tax	$6.7	$10.8	$11.9
Effective Rate	21%	25%	25%

Net Income (GAAP)	$25.6	$32.6	$35.9

% change from prior year		27%	40%

Adjustments(1):
Re-engineering and other restructuring costs	2.7	2.5	2.5
Acquired intangible asset amortization	1.2	1.0	1.0
Income tax (2)	(1.3)	(1.0)	(1.0)
Net Income (Adjusted)	$28.2	$35.1	$38.4

% change from prior year		24%	36%

Exchange rate impact (3)	4.6	-	-
Net Income (Adjusted and 2009 restated for currency changes)	$32.8	$35.1	$38.4

% change from prior year		7%	17%

Net income (GAAP) per common share (diluted)	$0.41	$0.51	$0.56

Net Income (Adjusted) per common share (diluted)	$0.45	$0.55	$0.60

Average number of diluted shares (millions)	62.3	64.1	64.1

(1)	Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2)	Represents income tax impact of adjustments
(3)	2009 restated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
February 1, 2010

($ in millions, except per share amounts)

	Full Year	Full Year
	2009 Actual	2010 Outlook
		Range
		Low	High

Income before income taxes	$237.1	$277.8	$286.2

% change from prior year		17%	21%

Income tax	$62.2	$69.5	$71.4
Effective Rate	26%	25%	25%

Net Income (GAAP)	$174.9	$208.4	$214.8

% change from prior year		19%	23%

Adjustments(1):
Gains on disposal of assets including insurance recoveries	$(21.9)	$-	$-
Re-engineering and other restructuring costs	8.0	10.0	10.0
Acquired intangible asset amortization	5.1	3.8	3.8
Purchase accounting intangible impairments	28.1	-	-
Income tax (2)	1.7	(3.6)	(3.6)
Net Income (Adjusted)	$195.9	$218.6	$225.0

% change from prior year		12%	15%

Exchange rate impact (3)	3.3	-	-
Net Income (Adjusted and 2009 restated for currency changes)	$199.2	$218.6	$225.0

% change from prior year		10%	13%

Net income (GAAP) per common share (diluted)	$2.75	$3.25	$3.35

Net Income (Adjusted) per common share (diluted)	$3.08	$3.41	$3.51

Average number of diluted shares (millions)	63.4	64.1	64.1

(1)	Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2)	Represents income tax impact of adjustments
(3)	2009 restated at current currency exchange rates